Exhibit (5)(a)


                        INVESTMENT ADVISORY AGREEMENT

                      DREYFUS VARIABLE INVESTMENT FUND
                               200 Park Avenue
                          New York, New York  10166



                                                             August 24, 1994
                                                As Amended, January 31, 1997



The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

Dear Sirs:

          The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

          The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as the Fund's investment adviser.

          In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect. We have discussed and concur in your employing on this basis the indicated sub-advisers ("Dreyfus-engaged Sub-Investment Advisers") and we intend to employ the indicated sub-advisers ("Fund-engaged Sub-Investment Advisers") named on Schedule 1 hereto to act as the Fund's sub-investment adviser with respect to the Series indicated on Schedule 1 hereto (the "Sub-Advised Series") to provide day-to-day management of the Sub-Advised Series' investments.

          Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise each Series' investments and conduct, or with respect to the Sub-Advised Series, supervise, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

          In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Series' stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of each Series' shares; and generally assist in all aspects of the Fund's operations. You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Fund. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

          You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that neither you nor a Dreyfus-engaged Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you or the Dreyfus-engaged Sub-Investment Adviser against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Dreyfus-engaged Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.

          In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

          You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of each Dreyfus-engaged Sub-Investment Adviser in connection with its duties in respect of the Fund. All other expenses to be incurred in the operation of the Fund (other than those borne by any Sub-Investment Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following:
organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or those of any Sub-Investment Adviser or any affiliate of you or any Sub-Investment Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

          As to each Series, if in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement and the Fund's Sub-Investment Advisory Agreement with a Fund-engaged Sub-Investment Adviser, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Series, the Fund may deduct from the fees to be paid hereunder (and the Sub-Investment Advisory Agreement with the Fund-engaged Sub-Investment Adviser), or you (and the Fund-engaged Sub-Investment Adviser) will bear, such excess expense to the extent required by state law. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated daily, and reconciled and effected or paid, as the case may be, on a monthly basis.

          The Fund understands that you and each Dreyfus-engaged Sub-Investment Adviser now act, and that from time to time hereafter you or a Dreyfus-engaged Sub-Investment Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your and the Dreyfus-engaged Sub-Investment Adviser's so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

          In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          Neither you nor a Dreyfus-engaged Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except, in the case of you, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of a Dreyfus-engaged Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under its Sub-Investment Advisory Agreement with you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

          As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

          The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Dreyfus" in any form or combination of words.

          The Fund is agreeing to the provisions of this Agreement that limit a Dreyfus-engaged Sub-Investment Adviser's liability and other provisions relating to a Dreyfus-engaged Sub-Investment Adviser so as to induce the Dreyfus-engaged Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations. Each Dreyfus-engaged Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Sub-Advised Series to the same extent as if it had been a party hereto.

          This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                              Very truly yours,

                              DREYFUS VARIABLE INVESTMENT FUND


                              By:______________________________



Accepted:

THE DREYFUS CORPORATION


By:_______________________________



                                 SCHEDULE 1

                      Annual Fee as
                       a Percentage
                       of Average
                       Daily Net
Name of Series            Assets       Reapproval Date  Reapproval Day


Balanced Portfolio    .75 of 1%         May 21, 1998     May 21st

Capital Appreciation
  Portfolio1                 *          May 21, 1997     May 21st

Disciplined Stock
  Portfolio           .75 of 1%         May 21, 1997     May 21st

Growth and Income
  Portfolio           .75 of 1%         May 21, 1997     May 21st

International Equity
  Portfolio           .75 of 1%         May 21, 1997     May 21st

International Value
  Portfolio                  1%         May 21, 1997     May 21st

Limited Term High     .65 of 1%         May 21, 1998     May 21st
  Income Portfolio

Managed Assets
  Portfolio           .75 of 1%         May 21, 1998     May 21st

Money Market
  Portfolio           .50 of 1%         May 21, 1997     May 21st

Quality Bond
  Portfolio           .65 of 1%         May 21, 1997     May 21st

Small Cap Portfolio   .75 of 1%         May 21, 1997     May 21st

Small Company
  Stock Portfolio     .75 of 1%         May 21, 1997     May 21st

Zero Coupon 2000
  Portfolio           .45 of 1%         May 21, 1997     May 21st

____________________
  * .55% of the first 150 million of total assets; .50% of the next $150 million of total assets; and .375% of total assets over $300 million.

   1    The Fund has employed Fayez Sarofim & Co. to act as sub-investment adviser.

As Revised:  March 10, 1997